Exhibit 10.1

2007 Officer Bonus Plan - Summary of Material Terms

The Pennichuck Corporation Board of Directors established an Executive Officer Bonus Plan for calendar year 2007 at its January 26, 2007 meeting.

Under the Plan, which covers all qualifying Executive Officers of Pennichuck Corporation (see employment test below) except for the President and Chief Executive Officer, bonus amounts are credited into a "pool" based on the amount of Company-wide (i.e., consolidated) pre-tax pre-bonus income (defined as consolidated income for calendar year 2007 before, (a) net eminent domain costs, (b) all cash bonuses, and (c) income taxes) (hereinafter, "Company-Wide Income"). The attached schedule indicates what amounts are credited into the pool at varying levels of Company-Wide Income. The actual bonus pool amount will be determined at the end of the annual audit process after year-end (around March 1, 2008).

Once determined, bonus pool amounts will be paid-out as cash awards as follows:

% of Pool	How Awarded

55%	Automatic: Pro-rata based on 2007 beginning base salaries as a percent of total covered compensation (i.e., the sum of such salaries for all qualifying Plan participants)

45%

Discretionary: Allocated among officers by the Compensation Committee of the Board based on an assessment of each officer's individual performance for the year. A very important factor in this regard will be the accomplishment of the executive's Goals & Objectives for the year (including financial goals).

If Company-Wide Income falls below $[ ], no cash bonuses will be payable under the Plan.

To be eligible for any bonus award under the Plan, you must be an employee of Pennichuck Corporation or one of its subsidiaries (collectively, "Pennichuck") on the actual payment date. Bonus awards under the Plan will normally be paid out (net of tax withholding and other required deductions) on or about March 15, 2008.

Exceptional Circumstances Provision: If, prior to the actual payment date, unforeseen or unusual circumstances arise which have serious negative financial consequences (e.g., loss of the eminent domain litigation, plant fire, etc.) and which would render the payment of any awards under the Plan imprudent in light of the then current financial or operating condition of the Company, Pennichuck reserves the right to delay or cancel such awards by giving notice to participants prior to the regular payment date.

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Schedule

PENNICHUCK OFFICER BONUS PLAN 2007 BONUS POOL AMOUNTS

		Officer Pool

Company Wide Income (1)		Bonus	% of
		Pool	Covered
% of Plan	(000's)	Amount(3)	Comp.(2)

120%+	$[ ]	$250,000	34.8%

116%	[ ]	236,000	32.8%

112%	[ ]	222,000	30.9%

108%	[ ]	208,000	28.9%

104%	[ ]	194,000	27.0%

100%	[ ]	180,000	25.0%

96%	[ ]	155,000	21.6%

92%	[ ]	130,000	18.1%

88%	[ ]	105,000	14.6%

84%	[ ]	80,000	11.1%

Footnotes:
(1)	Defined as full year (i.e., 12 months) consolidated income for calendar 2007 before, (a) net eminent domain costs, (b) all cash bonuses, and (c) income taxes.
(2)	Based on beginning of year base salaries.
(3)	Performance between indicated income levels will be pro-rated to create a bonus pool proportional to such performance.

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